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                                                               Northern Illinois Gas Company
                                                                             Form 10-Q
                                                                             Exhibit 12.01


                                        NORTHERN ILLINOIS GAS COMPANY
                       COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                                                 (Thousands)

                                             Twelve
                                          Months Ended
                                          September 30                  Year Ended December 31
                                              1996        1995      1994       1993       1992      1991

Earnings available to cover fixed charges:

  Net income                              $ 106,084    $  85,448 $  93,078  $  94,935  $  91,239 $  91,368

  Add:  Income taxes                         63,238       49,881    50,958     52,890     49,578    47,664

        Fixed charges                        44,558       39,400    37,729     40,960     41,648    40,969

        Allowance for funds used
          during construction                  (300)        (911)     (151)       (64)      (915)     (700)

  Total                                   $ 213,580    $ 173,818 $ 181,614  $ 188,721  $ 181,550 $ 179,301


Fixed charges:

  Interest on debt                        $  41,290    $  38,129 $  36,726  $  38,949  $  39,773 $  36,270

  Other interest charges and
    amortization of debt discount,
    premium and expense, net                  3,268        1,271     1,003      2,011      1,875     4,699

  Total                                   $  44,558    $  39,400 $  37,729  $  40,960  $  41,648 $  40,969


Ratio of earnings to fixed charges             4.79         4.41      4.81       4.61       4.36      4.38

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